Exhibit 10.1

THE ALTRIA GROUP, INC.
2015 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
FOR ALTRIA GROUP, INC. COMMON STOCK
(January 26, 2016)

ALTRIA GROUP, INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the 2016 Stock Award section of the Award Statement (the “Employee”) under the Altria Group, Inc. 2015 Performance Incentive Plan (the “Plan”) a Restricted Stock Unit Award (the “Award”) dated January 26, 2016 (the “Award Date”), with respect to the number of shares of the Common Stock of the Company (the “Common Stock”) set forth in the 2016 Stock Award section of the Award Statement (the “RSUs”), all in accordance with and subject to the following terms and conditions of this Restricted Stock Unit Agreement (the “Agreement”):

1. Condition to Award. As applicable and in the sole discretion of the Company or its delegate, this Award may be contingent on, and in consideration of, the execution of a Confidentiality and Non-Competition Agreement by the Employee. In the event the Employee is required to execute a Confidentiality and Non-Competition Agreement, the Company or its delegate will so notify the Employee prior to issuance of the Award. If the Employee does not execute the Confidentiality and Non-Competition Agreement within a reasonable time frame established by the Company or its delegate, but no later than 90 days after the Award Date, this Agreement will be null and void with respect to the Employee and the Employee will forfeit any and all rights to the Award.

2. Normal Vesting. Subject to Section 1 above and Section 3 below, the RSUs shall become fully vested on the vesting date set forth in the 2016 Stock Award section of the Award Statement (the “Vesting Date”), provided that the Employee remains an employee of the Company (or a subsidiary or affiliate) during the entire period commencing on the Award Date and ending on the Vesting Date.

3. Accelerated Vesting. In the event of the termination of the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) prior to the Vesting Date due to death, Disability or Normal Retirement, the RSUs shall become fully vested on the date of such termination of employment.

If the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) is terminated for any reason other than death, Disability, or Normal Retirement prior to the Vesting Date, the Employee shall forfeit all rights to the RSUs immediately after termination of employment. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may, in its sole discretion, vest some or all of the RSUs upon such termination of employment.

In addition, in the event of a “Change in Control” within the meaning of the Plan, the RSUs shall become vested and payable in the circumstances and in the manner specified in section 6(a) of the Plan and Section 9 below.

4. Voting and Dividend Rights. The Employee does not have the right to vote the RSUs or receive dividends prior to the date, if any, that the shares of Common Stock underlying the RSUs are paid to the Employee pursuant to the terms hereof. However, unless otherwise determined by the Compensation Committee, the Employee shall receive cash payments (less applicable withholding taxes) in lieu of dividends otherwise payable with respect to shares of Common Stock equal in number to the RSUs that have not been forfeited, as such dividends are paid.

5. Transfer Restrictions. This Award and the RSUs are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the RSUs shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 8 below. If the Employee is a resident of Canada, the Employee acknowledges that the shares of Common Stock that the Employee receives pursuant to Section 8 are subject to a restriction on the first trade under Canadian securities laws.  As a result, the Employee acknowledges that any first trade of such shares of Common Stock must be made (i) through an exchange, or a market, outside of Canada, (ii) to a person or company outside of Canada or (iii) otherwise in compliance with applicable Canadian securities laws.

6. Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising in connection with this Award by (a) deducting the number of RSUs having an aggregate value equal to the amount of withholding taxes due, or (b) the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested RSUs by the Employee. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the payment of cash in lieu of dividends pursuant to Section 4 by withholding the required amounts from such cash payment. The Company is also authorized to satisfy the actual minimum statutory withholding taxes referred to in this paragraph by requiring a cash payment from the Employee or by withholding from other payments due to the Employee. If the Employee is covered by a Company tax equalization policy, the Employee also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy. If the accounting rules are modified to permit the withholding of taxes in excess of the actual minimum statutory amounts without adverse accounting consequences to the Company, then references to the actual minimum statutory withholding taxes shall be replaced by references to any withholding taxes.

7. Death of Employee. If any of the RSUs shall vest upon the death of the Employee, any Common Stock received in payment of the vested RSUs shall be registered in the name of the estate of the Employee except that, to the extent permitted by the Compensation Committee, if the Company shall have received in writing a beneficiary designation, the Common Stock shall be registered in the name of the designated beneficiary.

8. Payment of RSUs. The RSUs granted pursuant to this Award represent an unfunded and unsecured promise of the Company to issue to the Employee, on or as soon as practicable after the date the RSUs become fully vested pursuant to Section 2 or 3 and otherwise subject to the terms of this Agreement, the value of the number of shares of the Common Stock underlying the RSUs. Except as otherwise expressly provided in the 2016 Stock Award section of the Award Statement and subject to the terms of this Agreement, such issuance shall be made to the Employee (or, in the event of his or her death to the Employee’s estate or beneficiary as provided above) in the form of Common Stock as soon as practicable following the full vesting of the RSUs pursuant to Section 2 or 3.

9. Special Payment Provisions. Notwithstanding anything in this Agreement to the contrary, if the Employee will become eligible for Retirement (a) for RSUs with a Vesting Date between January 1 and March 15, before the calendar year preceding the Vesting Date and (b) for RSUs with a Vesting Date after March 15, before the calendar year in which such Vesting Date occurs, then the RSUs will be subject to the following provisions. If the Employee is a “specified employee” within the meaning of section 409A of the Internal Revenue Code and the regulations thereunder (“Code section 409A”), any payment of RSUs under Section 8 that is on account of his separation from service shall be delayed until the earlier of six months following such separation from service or the Employee’s death. In the event of a “Change in Control” under section 6(b) of the Plan that is not also a “change in control event” with the meaning of Treas. Reg. §1.409A-3(i)(5)(i), the RSUs shall become fully vested pursuant to section 6(a) of the Plan, but shall not be paid upon such Change in Control as provided by section 6(a) of the Plan, and shall instead be paid at the time the RSUs would otherwise be paid pursuant to this Agreement. This Agreement shall be construed in a manner consistent with Code section 409A.

10. Board Authorization in the Event of Restatement. Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of a restatement of the Company’s financial statements, an Employee has received greater compensation in connection with the Award than would been received absent the incorrect financial statements, the Board or Committee, in its discretion, may take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the full or partial cancellation of this Award and, with respect to RSUs that have vested, requiring the Employee to repay to the Company the full or partial Fair Market Value of the Award determined at the time of vesting, and the Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate actions in such circumstances.

11. Other Terms and Definitions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Corporate Secretary, Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan.

For purposes of this Agreement, (a) the term “Disability” means a disability that entitles the Employee to benefits under the applicable long-term disability insurance program of the Company or any subsidiary or affiliate of the Company, (b) the term “Normal Retirement” means retirement from active employment with the Company and any subsidiary or affiliate of the Company following both attainment of age 65 and completion of five years of service with the Company, its subsidiaries, and its affiliates, (c) the term “Retirement” means retirement from active employment with the Company and any subsidiary or affiliate of the Company following both attainment of age 55 and completion of five years of service with the Company, its subsidiaries, and its affiliates, and (d) the terms “termination of employment,” “separation from service,” and similar references mean a separation from service within the meaning of Code section 409A with the Company and all of its subsidiaries and affiliates, which includes circumstances in which the Employee is reasonably anticipated not to perform further services with the Company and its affiliates or subsidiaries. Generally, for purposes of this Agreement, (x) a “subsidiary” includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (B) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate.

IN WITNESS WHEREOF, this Restricted Stock Unit Agreement has been duly executed as of
January 26, 2016.

ALTRIA GROUP, INC.

By:	W. Hildebrandt Surgner, Jr. Corporate Secretary

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